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                                                                      EXHIBIT 18

                              SCHWAB CAPITAL TRUST
                              MULTIPLE CLASS PLAN

         This constitutes a MULTIPLE CLASS PLAN (the "Plan") of SCHWAB CAPITAL TRUST, a Massachusetts business trust (the "Trust"), adopted pursuant to Rule 18f-3(d) under the Investment Company Act of 1940, as amended (the "1940 Act"). The Plan is applicable to the Trust's investment portfolio(s) identified on Schedule A hereto, as such Schedule may be amended from time to time (each a "Fund", collectively the "Funds").

         WHEREAS, it is desirable to enable the Trust to have flexibility in meeting the investment and shareholder servicing needs of its current and future investors; and

         WHEREAS, the Board of Trustees of the Trust (the "Board of Trustees"), including a majority of the Trustees who are not "interested persons" of the Trust, as such term is defined by the 1940 Act, mindful of the requirements imposed by Rule 18f-3(d) under the 1940 Act, has determined to adopt this Plan to enable the Fund to provide appropriate services to certain designated classes of shareholders of the Fund;

         NOW, THEREFORE, the Trust designates the Plan as follows:

         1. Designation of Classes. The Fund shall offer its units of beneficial interest ("Shares") in two classes: Investor Shares and e.Shares.

         2. Purchases: Investor Shares are distributed to the general public pursuant to procedures outlined in the Trust's Registration Statement. The e.Shares may be purchased only through electronic means pursuant to procedures established by the distributor, as outlined in the Trust's Registration Statement, e.g., through SchwabLink(TM).

         3. Shareholder Services Specific to Each Class. Regular assistance through non-electronic shareholder services (e.g. the placement of purchase and redemption orders and exchange requests for Fund Shares) shall be offered only with respect to the Investor Shares and not the e.Shares. Accordingly, the shareholder service fee charged to Investor Shares shall be higher than that charged to e.Shares, as set forth on Schedule A hereto and in the Shareholder Service Agreement and schedules, dated July 21, 1993, as amended from time to time, between the Trust and Charles Schwab & Co., Inc. (the "Shareholder Servicing Agent").

         4. Minimum Transaction Requirements. The minimum initial investment, subsequent investment, and Fund balance requirements applicable to Investor Shares and e.Shares shall be the same, as determined from time to time by Charles Schwab Investment Management, Inc. ("CSIM").

         5. Exchange Privilege. Investor Shares and e.Shares shall be exchangeable for shares of any Fund of the Trust or of Schwab Investments and The Charles Schwab Family of Funds, including all classes of shares of such Funds, provided that the minimum investment and any other requirements of the Fund or class for which the shares are exchanged are satisfied.

         6. Allocation of Expenses. Each class shall pay all of the expenses of its distribution and shareholder services arrangement (such arrangements for shareholder services or distribution, or
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both, shall be a different arrangement from other classes). At the Board of
Trustees' discretion, each class may pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Fund's assets, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes. All other expenses, including
(i) advisory or custodial fees or other expenses related to the management of the Fund's assets and (ii) costs of implementing this plan, shall be allocated to each class on the basis of the relative net asset value of that class in relation to the net asset value of the Fund. If, in the future, new class(es) are added to a Fund, any costs of implementing this plan for such new class(es) shall be allocated to those classes of the Fund then in existence before the addition of the new class structure and shall not be charged to the new class(es).

         7. Voting Rights. Each Share held entitles the Shareholder of record to one vote. Each Fund will vote separately on matters relating solely to that Fund. Each class of a Fund shall have exclusive voting rights on any matter submitted to Shareholders that relates solely to that class, and shall have separate voting rights on any matter submitted to Shareholders in which the interests of one class differ from the interests of any other class. However, all Fund Shareholders will have equal voting rights on matters that affect all Fund Shareholders equally.

         8. Dividends. The amount of dividends payable on Investor Shares and e.Shares will be calculated on the basis of net asset value per share. Dividends declared will be paid annually in December, subject to the Trust's Board of Trustees.

         9. Termination and Amendment. This Plan may be terminated or materially amended at any time by vote of a majority of the Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust, as such term is defined by the 1940 Act. Any non-material amendment of this Plan may be made by CSIM.

         10. The names "Schwab Capital Trust" and "Board of Trustees" refer respectively to the Trust created and the Trustees, as Trustees but not individually or personally, acting from time to time under a Declaration of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of Schwab Capital Trust entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series and/or class of Shares of the Trust must look solely to the assets of the Trust belonging to such series and/or class for the enforcement of any claims against the Trust.


                                        SCHWAB CAPITAL TRUST


                                        Signature:/s/ William J. Klipp
                                                  ------------------------------
                                        Name:    William J. Klipp
                                        Title:   Senior Vice President and Chief
                                                 Operating  Officer
                                        Date:    February 28, 1996
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                               SCHEDULE A TO THE
                             MULTIPLE CLASS PLAN OF
                              SCHWAB CAPITAL TRUST

                                                     Shareholder Service Fee
                                                     (as a percentage of the
                                                     average daily net assets of
Name of Fund and Class                               the Fund Class)
----------------------                               ---------------------------
Schwab S & P 500 Fund- Investor Shares                           .20%

Schwab S & P 500 Fund - e.Shares                                 .05%




                                        SCHWAB CAPITAL TRUST

                                        Signature:/s/ William J. Klipp
                                                  ------------------------------
                                        Name:    William J. Klipp
                                        Title:   Senior Vice President and Chief
                                                 Operating Officer
                                                 Date:    February 28, 1996